Exhibit 99.3

CONSENT OF MOELIS & COMPANY LLC

November 18, 2024

Board of Directors

CONSOL Energy Inc.

275 Technology Drive

Suite 101

Canonsburg, PA 15317

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 20, 2024, to the Board of Directors of CONSOL Energy Inc. (“CONSOL”) as Annex B to, and to the references thereto under the headings “Summary—Opinions of Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the CONSOL Board of Directors and Reasons for the Merger” and “The Merger—Opinion of Moelis & Company LLC, CONSOL’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving CONSOL and Arch Resources, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of CONSOL (“Amendment No. 1 to the Registration Statement”). The foregoing consent applies only to Amendment No. 1 to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Amendment No.1 to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC